Filed Pursuant to Rule 433

Registration Statement No. 333-184757

Issuer Free Writing Prospectus dated July 30, 2013

Relating to Preliminary Prospectus Supplement dated July 30, 2013

BAIDU, INC.

Pricing Term Sheet

3.250% Notes due 2018 (the “Notes”)

Issuer:	Baidu, Inc.
Principal Amount:	US$1,000,000,000
Maturity Date:	August 6, 2018
Coupon (Interest Rate):	3.250%
Public Offering Price:	99.835% of face amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	Approval-in-principle has been received for the listing and quotation of the Notes on the SGX-ST.
Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	3.286%
Spread to Benchmark Treasury:	1.900%
Benchmark Treasury:	1.375% due 07/31/2018
Benchmark Treasury Price and Yield:	99-30 1/4 and 1.386%
Interest Payment Dates:	February 6 and August 6, commencing February 6, 2014
Interest Payment Record Dates:	January 22 and July 22
Optional Redemption:	Make Whole Call at any time at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 20 basis points.
Trade Date:	July 30, 2013
Settlement Date:	August 6, 2013
CUSIP / ISIN:	056752AC2 / US056752AC24
Ratings*:	Moody’s: A3 (stable); Fitch: A (stable)
Joint Bookrunners:	J.P. Morgan Securities LLC Goldman Sachs (Asia) L.L.C.
Co-managers:	Australia and New Zealand Banking Group Limited Bank of China Limited Morgan Stanley & Co. International plc

* A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Goldman, Sachs & Co., an affiliate of Goldman Sachs (Asia) L.L.C., toll free at 1-866-471-2526.

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